EXHIBIT 99.1

	Media relations contact:	Investor relations contact:
	Judy DeRango Wicks	Tina Moore
[CHECKFREE LOGO]	(678) 375-1595	(678) 375-1278
	jdwicks@checkfree.com	tmoore@checkfree.com

FOR IMMEDIATE RELEASE

CheckFree Corporation Calls Convertible Subordinated Notes

      ATLANTA (November 12, 2003) — CheckFree Corporation (NASDAQ: CKFR) today announced it is calling for redemption on December 12, 2003, all of its 6.5% Convertible Subordinated Notes due 2006 (the “Notes”). The Notes were originally issued on November 29, 1999, in the aggregate principal amount of $172,500,000, and such amount is currently outstanding. The CUSIP numbers for the Notes are 162816 AA0 and 162816 AC6.

      Prior to 5:00 p.m. (EST) on December 11, 2003, holders may convert their Notes called for redemption into shares of CheckFree Corporation common stock at a price of $73.20 per share, or 13.6612 shares of CheckFree common stock per $1,000 principal amount of the Notes. Cash will be paid in lieu of fractional shares. On November 11, 2003, the last reported sale price of CheckFree common stock on the NASDAQ National Market was $26.85 per share.

      Alternatively, holders may have their Notes redeemed on December 12, 2003. Upon redemption, holders will receive a total of $1,029.886 per $1,000 principal amount of the Notes, consisting of the redemption price of $1,027.90 plus accrued and unpaid interest thereon from December 1, 2003 through December 11, 2003 of $1.986. Interest on the Notes for the six months ended November 30, 2003, will be paid on December 1, 2003, as scheduled pursuant to the terms of the Indenture governing the Notes. Any Notes called for redemption and not converted on or before 5:00 p.m. (EST) on December 11, 2003, will be automatically redeemed on December 12, 2003, and no further interest will accrue.

      “Calling the Notes eliminates interest payments of $11.2 million per year through November 2006, or a total of $33.3 million for the remaining life of the bonds,” said CheckFree’s Chief Financial Officer David Mangum. “With total cash and investments of $424.4 million as of September 30, 2003, we believe this is an appropriate time to call the Notes.”

      “The Company expects to incur a one-time pre-tax charge to GAAP earnings of $7.2 million for the second quarter of fiscal 2004, representing the cost of the call premium and remaining unamortized issuance costs,” Mangum continued. “As a result, we now expect a GAAP loss per share in the second quarter of $0.01 to $0.04, rather than the earnings per share of $0.01 to $0.04 we previously announced, and underlying earnings per share to remain unchanged for the quarter. For the full year, our GAAP expectation of breakeven to modestly positive remains unchanged, as the reduction in interest expense will generally offset the one-time charge. And we expect an additional $0.03 of underlying earnings per share for fiscal 2004 as a result of the interest expense reduction.”

      A Notice of Redemption is being sent to registered holders of the Notes. Copies of the Notice of Redemption may be obtained from the paying agent, Wells Fargo Bank Minnesota, N.A., at 1-800-344-5128.

CheckFree Corporation Calls Convertible Subordinated Notes — Page 2 of 2

About CheckFree (www.checkfreecorp.com)
CheckFree (NASDAQ: CKFR) is the leading provider of financial electronic commerce services and products. Founded in 1981 and celebrating its 23rd year in e-commerce, CheckFree is comprised of three divisions: Electronic Commerce, Software, and Investment Services. CheckFree launched the first fully integrated electronic billing and payment solution in 1997. In the quarter ended September 30, 2003, more than 11 million consumers initiated online payments through services offered by CheckFree’s Electronic Commerce division. Electronic billing and payment is available through more than a thousand financial services organizations, including banks, brokerage firms, Internet portals and personal financial management (PFM) software. At these sites, consumers are able to electronically receive and pay about 300 bills, representing the bills most common to a U.S. household. CheckFree delivers nearly 15 million e-bills each quarter. CheckFree Investment Services provides a broad range of investment management services to thousands of financial institutions nationwide. The division’s clients manage more than 1.3 million portfolios totaling more than $700 billion in assets.

CheckFree’s Software division provides solutions through three operating units: CheckFree ACH Solutions, CheckFree Financial and Compliance Solutions (CFACS), and CheckFree i-Solutions. CheckFree ACH Solutions provides software and services that are used to process more than two-thirds of the nation’s nine billion Automated Clearing House payments, while CFACS provides reconciliation and compliance software and services to more than 500 organizations in the banking, brokerage, utility, retail, insurance and credit card industries, among others. CheckFree i-Solutions is the leading provider of e-billing and e-statement software and services for both business-to-consumer and business-to-business applications, with more billers as clients than all of its competitors have combined.

Certain of CheckFree’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future, and include statements in the document regarding forecasts and expectations of earnings for the second quarter of fiscal 2004 and for the fiscal year 2004 as a whole (paragraphs 4 and 5). Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in CheckFree’s business, and other risks and uncertainties detailed from time to time in CheckFree’s periodic reports filed with the Securities and Exchange Commission, including CheckFree’s Annual Report on Form 10-K for the year ended June 30, 2003 (filed September 15, 2003). One or more of these factors have affected, and could in the future affect, CheckFree’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and the issuance of such forward-looking statements should not be regarded as a representation by CheckFree, or any other person, that the objectives and plans of CheckFree will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and CheckFree assumes no obligation to update any forward-looking statements.

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